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                                                                   Exhibit 10.10

                              SUMMIT DESIGN, INC.
                             EMPLOYMENT AGREEMENT

EMPLOYEE:        ERIC BENHAYOUN
EFFECTIVE DATE:  October 31, 1994

This Agreement is entered into as of the above date by and between SUMMIT DESIGN, INC., a Delaware corporation ("SUMMIT") and the above-named employee ("Benhayoun").

1.   Employment and Duties.  SUMMIT hereby employs Benhayoun to serve and
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perform in the role of Vice President, General Manager of European Operations
reporting to the Vice President of Worldwide Sales. Benhayoun agrees to perform the duties of this position to the best of his ability and to devote full time and attention to the transaction of SUMMIT's business. These duties will be carried out at the branch office of Summit Design, Inc. or at any other place to which the two parties agree.

2.   Term and Termination.
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     (a)  This Agreement shall have an initial term of four (4) years, unless sooner terminated in accordance with Subsection 2(b) and/or 2(c) and/or 2(d) and/or 2(e) below. After the initial term of four (4) years, or any extension thereof, the term of the Agreement shall automatically extend for additional one
(1) year periods unless terminated by either party with at least ninety (90) days' advanced written notice prior to the end of the current term. Both parties acknowledge that the employment created herein is Employment-at-Will and may be terminated with or without cause under the terms stated herein.

     (b) In the event that Benhayoun notifies Summit of termination of his employment with Summit for any reason other than specified in Section 2(d), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(b) is "Resignation".

     (c) In the event that Summit notifies Benhayoun of termination of his employment by Summit because Benhayoun willfully abandoned the duties of his position or engaged in any business or criminal practice which the Chief Executive Officer or Board of Directors reasonably determines is detrimental or harmful to the good name, goodwill, or reputation of Summit, or which does or could adversely effect the interests of Summit, then this Agreement shall terminate as of the date of such notification. Termination under this Section 2(c) is "Cause".

     (d) In the event that Benhayoun notifies Summit of his resignation as an employee of Summit because Summit has required (in writing) Benhayoun to perform solely in any role other than Vice President, General Manager of European Operations without Benhayoun's consent (in writing), then this Agreement shall terminate as of the date of such notification. Termination under this Section 2(d) is "Construction".

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     (e)  In the event that Summit notifies Benhayoun of termination of his employment by Summit for any reason other than specified in Section 2(b) and/or 2(c) and/or 2(d), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(e) is "convenience".

     (f) Notwithstanding the above, termination of this Agreement shall not release Benhayoun from any obligations under Sections 4, 5, and 6 hereof.

3.   Compensation and Benefits.  In consideration of the services to be
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performed by Benhayoun, SUMMIT agrees to pay Benhayoun the compensation and extend to Benhayoun the benefits consisting of the following:

     (a) Annual Base Salary of French Francs (FF) 625,000, paid monthly and prorated and beginning on the first pay period following the date agreed upon by Benhayoun and the Chief Financial Officer.

     (b) 1996 annual bonus of 30% of salary, paid in a quarterly basis, based on achievement of the target revenue (bookings) in Europe. Target is achieved at 100% of planned revenue plan for Europe.

     (c) In the event that target revenue is not achieved in a given quarter then the bonus amount for that quarter is converted to commission. This commission can be earned to the extent that subsequent quarters are overachieved.

     (d)  Equity

               (i) Summit hereby grants Benhayoun an incentive stock option of 58,500 shares of Summit common stock at $2.50 per share. These shares are governed by the terms and conditions of the Summit Incentive Stock Option Plan ("ISO Plan"). Notwithstanding the terms and conditions of the ISO Plan, 15,000 of these shares shall vest at execution of this Agreement, 15,000 shall vest on the one year anniversary of signing of this Agreement and the remaining shares shall vest at a rate of 1/24 per month for the next 24 months following the one year anniversary of signing of this agreement.

               In addition, if Summit completes a public offering of its common stock ("IPO"), the vesting defined above shall accelerate by one (1) year.

               In addition, if more than 50% of the assets or more than 50% of the outstanding shares of Summit are sold to another company, all of the shares covered under this Section 3(c)(i) shall be 100% vested at closing of the transaction.

               In addition, if this Agreement is terminated for Construction as defined in Section 2(d) or convenience as defined in Section 2(e), all shares covered under this Section 3(c)(i) shall be 100% vested.


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               In addition, if this Agreement is terminated for Resignation as defined in Section 2(b) within 36 months of the effective date of this Agreement, then Summit shall have the right to repurchase all unvested shares and all vested shares that have been vested for less than one (1) year for $2.50 per share.

               In addition, in the event that Summit is acquired then Benhayoun will receive one (1) additional common share at the current price for each vested share of the 58,500 shares stated in 3(d)(i).

               In addition, in the event of death or disability, vesting shall continue for twelve (12) months.

     (e) Benhayoun shall be provided the right to participate in the health, dental, and life insurance programs provided for the senior level executives of Summit.

     (f) Benhayoun shall earn and be entitled to use vacation during his first year of employment and each year thereafter equal to the Summit standard vacation policy for European employees.

     (g) In the event that this Agreement is terminated for Construction as defined in Section 2(d) or convenience as defined in Section 2(e), then Summit shall pay Benhayoun (FF)52,083 per month plus all insurance benefits normally paid by Summit. This payment shall continue monthly for nine (9) months provided, however, that if Benhayoun accepts full-time employment from another party prior to the end of such nine (9) months, these monthly payments shall immediately terminate.

     (h) Benhayoun shall be provided an automobile and specified operating expenses which are mutually agreeable to Summit and Benhayoun.

4.   Confidentiality.  Benhayoun acknowledges that certain customer lists,
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design work, and related information, equipment, computer software, and other proprietary products and information, whether of a technical or non-technical nature, including but not limited to schematics, drawings, models, photographs, sketches, blueprints, printouts, and program listings of SUMMIT, collectively referred to as "Technology", were and will be designated and developed by SUMMIT at great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of SUMMIT, and any use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written agreements between the parties, would be wrongful and would cause irreparable injury to SUMMIT. Benhayoun hereby agrees that he will not, at any time, without the express written consent of SUMMIT, publish, disclose, or divulge to any person, firm, or corporation any of the Technology, nor will Benhayoun use, directly or indirectly, for Benhayoun's own benefit or the benefit of any other person, firm, or corporation, any of the Technology, except in accordance with this Agreement or other written agreements between the parties.

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5.   Inventions.  All original written material including programs, charts,
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schematics, drawings, tables, tapes, listings, and technical documentation which are prepared partially or solely by Benhayoun in connection with employment by SUMMIT shall belong exclusively to SUMMIT.

6.   Return of Documents.  Benhayoun acknowledges that all originals and copies
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of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of SUMMIT or containing any confidential information of SUMMIT shall be the sole and exclusive property of SUMMIT, and shall be returned to SUMMIT upon the termination of employment for any reason whatsoever or upon the written request of SUMMIT.

7.   Compliance.  Benhayoun agrees to comply with all of SUMMIT's written
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employment policies, guidelines, and procedures as contained in an employment manual, including revisions and additions thereto.

8.   Injunction.  In addition to all other legal rights and remedies, SUMMIT
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shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.

9.   Waiver.  The waiver of either party of a breach of any provision of this
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Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

10.  Disputes.  The legal relations of the parties hereunder, and all other
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matters hereunder, shall be governed by the laws of the State of Oregon.
Unresolved disputes shall be resolved in a court of competent jurisdiction in Washington County, Oregon, and all parties hereto consent to the jurisdiction of such court.

11.  Entire Agreement.  This Agreement sets forth the entire agreement between
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the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. No modification of amendment hereof is effective unless in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first herein above written.

"EMPLOYER":                             SUMMIT:
                                        A Delaware Corporation

                                        By:  /s/ Larry J. Gerhard
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                                        Name:  Larry J. Gerhard
                                        Title: Chief Executive Officer, SUMMIT

                                             /s/ Eric Benhayoun
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"EMPLOYEE":                                    Eric Benhayoun

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